UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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GAS NATURAL INC.

(Name of Registrant as Specified in Its Charter)

Richard M. Osborne,

Darryl L. Knight,

Terence S. Profughi,

Joseph M. Gorman,

Martin W. Hathy, and

Lauren Tristano

The Committee to Re-Energize Gas Natural

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THE COMMITTEE TO RE-ENERGIZE GAS NATURAL

June 27, 2016

Dear Gas Natural Shareholder:

The current Gas Natural Board of Directors wants you to believe you would be better served by a Board that has continuously destroyed shareholder value since it ousted Richard M. Osborne, Sr. as the Company’s Chairman and CEO in 2014. The Committee to Re-Energize Gas Natural, led by Mr. Osborne, has nominated a slate of six highly-qualified director candidates to replace the current Board of Directors at the 2016 annual meeting of shareholders. Our nominees have a proven track record of creating shareholder value, and, in particular, Mr. Osborne has done so previously at Gas Natural.

We strongly urge you to support our efforts and elect our nominees by signing, dating and returning the enclosed WHITE proxy card in the postage paid envelope provided. If you have already voted a proxy card furnished by Gas Natural, you have every right to change your votes by signing, dating and returning a later dated WHITE proxy card from the Committee or by voting in person at the annual meeting.

THE GAS NATURAL BOARD HAS IGNORED THE FACTS

Before addressing the many misleading statements contained in the Company’s press releases and shareholder letters, we would first like to note that the Company’s correspondence does not address the shortcomings we have very graphically presented in our correspondence:

•	While the financial performance of the Company’s peers in the two fiscal years since Mr. Osborne’s ouster has at worst remained stable and, in most cases, improved significantly, the Company’s operating income has plummeted 80%.

•	From the time Richard Osborne first joined the Company’s Board in 2003 until his ouster in 2014, the Company’s stock price increased from its absolute lowest to its absolute highest. Together with dividends reinstated under his watch, shareholders experienced a total return of almost 475%. Since Mr. Osborne’s departure, the Company’s stock price has gone straight down almost 43%, while its peers’ stock prices have increased as much as 60%.

•	Notwithstanding poor financial performance, a plummeting stock price and a cut in shareholder dividends, executive compensation has skyrocketed since Richard Osborne’s departure—Gregory Osborne’s base salary alone has soared from $250,000 a year to $382,000 a year—a 53% increase. The Company’s other executives saw similar increases, and all executives received generous severance agreements.

The Company has conveniently ignored these facts because they know that nothing explains them other than what the Committee believes is the incompetence of the current Board and management. While the Committee has focused shareholder attention on the Company’s poor performance since the current Board ousted Mr. Osborne in 2014—in addition to the foregoing, the dividend has been cut 45%, the Company has been forced to borrow from its largest shareholder at above-market interest rates, and director compensation has also soared—the current Board keeps trying to focus your attention on meaningless, and misleading, platitudes. They are trying to distract you from their own poor performance by, among other things, cherry picking quotes out of their own stipulated settlement between the Company’s utilities and the Public Utilities Commission of Ohio (PUCO). This is like quoting your own op-ed piece out of the newspaper to prove your point.

WE BELIEVE THE GAS NATURAL BOARD IS SOLICITING YOUR SUPPORT BASED ON MISLEADING CLAIMS

The Gas Natural Board Has Stated: The Committee’s nominees own less than 0.1% of Gas Natural Stock.

In Reality: So long as the current Board and management are running Gas Natural, the Committee does not believe Gas Natural stock is a good investment.

Since Mr. Osborne was ousted in 2014, the stock price has dropped from a high of about $12 per share (adjusted for dividends) to a closing price of $6.90 per share on May 24, 2016, the last trading day before our nomination became public, and has been as low as $6.50 per share. This is a decline of almost 43% under the current Board. The members of the Committee believe that Gas Natural’s stock price will continue its steady decline under current management, making it a bad investment.

At the time Mr. Osborne was forced out of Gas Natural in 2014, he owned almost 320,000 shares, or about 3.1% of the outstanding shares. He sold all but about 65,000 shares immediately after his ouster for a blended sales price of almost $11.30 per share. As recently as April of this year, Mr. Osborne still owned those same 65,000 shares, but sold about 60,000 of them for a blended sales price of about $7.50 per share, in part to help fund this proxy contest as well as to pursue other, better investment opportunities. The stock is now trading at about $7.00 per share.

So, as recently as April of this year, Mr. Osborne owned almost as much stock as all of the Gas Natural directors and officers combined. Furthermore, Messrs. Osborne and Hathy actually bought the stock they own, as opposed to the current directors and officers receiving almost all of their stock as compensation.

Finally, the current directors and officers collectively own just over 69,000 shares, or about 0.66% of the outstanding shares—again almost all of which they gave themselves. You would think with the Company’s constant reminder that the Committee members currently collectively own about 0.1% of the stock that the current directors and officers own some meaningful amount of stock more than the Committee. Apparently, the current Board believes that owning 65,000 shares, or about a half percent, more than the Committee overshadows two years of rapidly declining performance and stock price. It appears the current Board members have as little faith in Company’s stock under their leadership as the Committee. If the current Board members don’t have faith in their ability to deliver shareholder value, neither should you.

The Gas Natural Board Has Stated: The Company has eliminated related-party transactions with Richard Osborne’s companies, implying these commercial relationships were somehow bad for the Company.

In Reality: Every commercial relationship between the Company and a company owned by Mr. Osborne was negotiated on an arm’s length basis and approved by a disinterested committee of the Board of Directors.

As with many other state corporation laws, Ohio law provides that an Ohio corporation may enter into a contract with a director or a corporation in which the director may have a financial interest if the material facts as to the director’s interest are disclosed and the contract is approved by a majority of the disinterested directors. That is precisely what happened with the commercial agreements between the Company and the other entities owned by Mr. Osborne. In fact, some of these commercial relationships, e.g., the acquisition of the Company’s Ohio and Western Pennsylvania utilities and John D. Oil and Gas Marketing Company, LLC, were not only approved by an independent special committee, but also by the Company’s shareholders.

Interestingly, the Company has stated in its proxy materials that it has begun to terminate all contracts with Mr. Osborne’s companies except those “we need in order to serve our customers.” If these commercial agreements are as bad for the Company as the Company implies, why would the Company need to keep any to serve its customers? Wouldn’t the Company be better off without them? The Committee believes that the answer to these questions, of course, is that these contracts are not bad for the Company and the Company has actually benefitted from the products and services provided under these contracts.

Furthermore, when the Company breached one of its contracts with an entity owned by Mr. Osborne, it sought the protection from the PUCO to reform the contract to cure the breach. If the contract were so bad, why didn’t the Company just seek to terminate it? In fact, in its order, the PUCO even acknowledged that this contract was negotiated at arm’s length.

Don’t let the current Board fool you into believing that the Committee’s nominees, including Mr. Osborne, are not looking out for your best interests simply because, in the past, the Company entered into commercial contracts with entities owned by Mr. Osborne. The evidence speaks for itself. Under Mr. Osborne’s stewardship, the financial performance of the Company continuously improved, and the Company saw a record stock price. Under the current Board’s “leadership”, performance has suffered even though they have unwound (and in some cases breached) these supposedly bad commercial arrangements. The current stock price and the cut in dividend are the result of this poor financial performance under the current Board.

Finally, in a completely hypocritical fashion, while the Company attacks Mr. Osborne for these commercial relationships, it continues to receive short-term loans at above market interest rates from its single largest stockholder, who has two of its representatives on the Company’s Board, i.e., from a related party.

The Gas Natural Board Has Stated: They have been successful in their efforts to overcome the legacy of Richard M. Osborne.

In Reality: Mr. Osborne left a legacy at Gas Natural of a steady increase in financial performance, stock price, and dividends since he first arrived on the Board in 2003. In fact, total return under Mr. Osborne’s stewardship was almost 475%. The current Board of Directors has certainly done a tremendous job of undoing that legacy—operating income has plummeted 80%, the stock price is down 43% and they have cut your annual dividend almost 45%.

The Gas Natural Board Has Stated: They have strengthened the Board and improved corporate governance.

In Reality: The Board has practiced questionable corporate governance. In the two years since Mr. Osborne was ousted from the Board, the current Board:

•	Unilaterally amended the Company’s Code of Regulations, without even attempting to seek shareholder input, to increase the percentage of shares necessary to call a special meeting by 150%, and they did this in direct reaction to a large shareholder’s attempt to call a special meeting.

•	Gave all the current executive officers employment agreements with rich severance packages. The Company cannot replace these executives, notwithstanding their poor performance, without paying them millions of dollars of severance. Even more obscene is the fact that the current CEO, Gregory Osborne, will receive millions in severance if the Company simply does not renew his contract. In his entire tenure with the Company, Richard Osborne never had an employment agreement.

•	Gave themselves indemnifications agreements to insulate themselves from liability for these corporate governance failures.

As for the current Board members, other than Gregory Osborne, who learned everything he knows under Richard Osborne’s tutelage, none of the current directors has any experience operating a utility company, or any company for that matter. Messrs. Greaves and Winter are accountants and Messrs. Bender and Johnston are the in-house counsel and chief strategy officer (i.e., he looks for acquisition opportunities), respectively, for the Zucker family office, Gas Natural’s largest shareholder. And while Mr. Carney has previous experience in the utility industry, it has been in a financial function, not an operating function.

As for the Committee’s nominees, by contrast, each of Messrs. Osborne, Knight, Profughi, Gorman and Hathy has extensive experience forming, operating and strategically supervising complicated operating companies, including in the cases of Messrs. Osborne and Knight, in the utility industry. And, each has been successful operating those companies.

Furthermore, while the Company touts Messrs. Bender and Johnston’s ties with Ms. Zucker as somehow representing the interests of shareholders generally, Ms. Zucker’s interest in the Company is hardly passive. She currently owns 9.9% of the Company’s outstanding shares and appears to intentionally be staying below the 10% threshold that would make her an interested shareholder under Ohio’s anti-takeover statute. In fact, Ms. Zucker is on record as stating that “[s]he may also explore other alternatives with respect to her investment in the shares, including but not limited to one or more extraordinary corporate transactions involving the Issuer, changes in the present board of directors or management of the Issuer, or changes in the Issuer’s business or corporate structure.” Also, why does a shareholder with less than 10% of the outstanding shares have one-third of the board seats?

The Gas Natural Board Has Stated: The Company has repeatedly implied that many of the actions it has taken since Mr. Osborne left the Board were taken under orders by the PUCO. For example, in describing the Opinion and Order entered into on June 1, 2016, the Company said, among other things, “To maintain appropriate segregation of duties, as required under the PUCO Order, corporate staff was moved to offices which are separate from the Ohio utilities.”

In Reality: None of the actions taken by the Company as described in the press release announcing the Order that relate to the criticisms levied by the Committee were ordered by the PUCO. For example, the Company sold off assets and moved the corporate offices because the Board determined to do so, not because it was ordered to do so by the PUCO. Furthermore, nothing in the findings of fact in the Order states that Mr. Osborne is culpable for the actions of the Company. If the audit (which, by the way, occurred about a year after Mr. Osborne’s ouster) had found that, wouldn’t the Order have said so? The Company certainly implies that was the case. These are just a couple examples of how the Company has misleadingly quoted the PUCO orders in an attempt to impugn Mr. Osborne’s character while completely avoiding the Committee’s critique of Company management.

DON’T LET THE COMPANY FOOL YOU

Don’t let the Company’s conclusory platitudes of no stock ownership, unwinding so-called related party transactions and improved corporate governance mislead you. The reality is that since Mr. Osborne was ousted two years ago, performance has suffered, executive compensation has skyrocketed, management and the board have entrenched themselves with employment and indemnification agreements, and the stock price and dividends have plummeted 43% and 45%, respectively.

The 2016 annual meeting will be held on July 27, 2016, at Cross Insurance Center, 515 Main Street, Meeting Room 3 & 4, Bangor, Maine 04401 at 10:00 a.m., EDT. Only shareholders of record as of the close of business on May 27, 2016, are entitled to vote at the annual meeting.

You have a choice to bring positive change that could significantly impact your investment in Gas Natural. Please sign, date and mail the enclosed WHITE proxy card today.

The Committee to Re-Energize Gas Natural

Richard M. Osborne, Sr.

IMPORTANT

Your vote is important, no matter how many Shares you own. We urge you to sign, date, and return the enclosed WHITE proxy card today to vote FOR the election of our Nominees.

•	If your Shares are registered in your own name, please sign and date the enclosed WHITE proxy card and return it in the enclosed envelope today.

•	If your Shares are held in a brokerage account or bank, you are considered the beneficial owner of the Shares, and these proxy materials, together with a WHITE voting form, are being forwarded to you by your broker or bank. As a beneficial owner, you must instruct your broker, trustee or other representative how to vote. Your broker cannot vote your Shares on your behalf without your instructions.

•	Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company. Even if you return the management proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to us. Remember, you can vote for our six Nominees only on our WHITE proxy card. So please make certain that the latest dated proxy card you return is the WHITE proxy card.

If you have any questions, require assistance in voting your WHITE proxy card,

or need additional copies of the Participants’ proxy materials,

please contact Georgeson at the phone number or email listed below.

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Call Toll-Free: (888) 219-8320

Or email ReEnergizeEgas@Georgeson.com